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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Dynamex Inc. on Form S-1 of our report dated September 19, 1997, except for Notes 3(b) and 14 which are as of September 29, 1997 and March 20, 1998, respectively on the consolidated financial statements of Dynamex Inc. and subsidiaries and our report dated August 1, 1997 on the combined financial statements of New York Document Exchange Corporation, Eastside-Westside, Inc., and City Courier, Inc.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


Deloitte & Touche
Toronto, Canada

April 7, 1998